EXHIBIT 99.1

For Immediate Release

Contact: Glenn P. Muir Executive Vice President & CFO Hologic, Inc. (781) 999-7300	Frances Crecco Director, Investor Relations Hologic, Inc. (781) 999-7377

HOLOGIC ANNOUNCES THIRD QUARTER

FISCAL 2006 OPERATING RESULTS

Revenues, Earnings and Backlog Increase to Record Highs

BEDFORD, Mass., (July 25, 2006) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of state-of-the-art diagnostic and digital imaging systems directed towards women’s health, today announced its results for the quarter ended June 24, 2006.

Third quarter fiscal 2006 revenues totaled $119,685,000, a 62% increase when compared to revenues of $74,053,000 in the third quarter of fiscal 2005. For the third quarter of fiscal 2006, Hologic reported net income of $12,017,000, or $0.25 per diluted share, compared with net income of $8,158,000, or $0.18 per diluted share, in the third quarter of fiscal 2005. Included in the current quarter’s results are the operations of AEG Elektrofotografie (“AEG”), acquired on May 2, 2006 from the date of acquisition through quarter-end. The improvement in quarterly earnings is primarily the result of the significant increase in product sales of Selenia digital mammography systems in the current quarter as compared to the third quarter of fiscal 2005. Earnings per share information for 2005 has been restated to reflect the Company’s 2-for-1 stock split effected on November 30, 2005.

Third quarter fiscal 2006 revenues of Hologic’s historical businesses (which excludes revenue from AEG) totaled $112,077,000, representing a 51% increase when compared to Hologic’s revenues in the third quarter of fiscal 2005, and third quarter fiscal 2006 net income of those businesses were $13,754,000, or $.29 per diluted share. Hologic’s third quarter fiscal 2006 revenues, net income and net income per share of its historical businesses are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to the Company’s GAAP basis revenues, net income and net income per share is set forth in the supplemental disclosure attached to this press release.

Highlights of the quarter include:

•	Record revenues of $119.7 million (including revenues of $7.6 million from AEG).

•	Record earnings of $12.0 million (including a net loss of $1.7 million from AEG).

•	Record backlog of $165.7 million (including backlog of $4.1 million at AEG).

•	Record 154 Selenia full field digital mammography systems installed and recognized as revenue.

AEG contributed approximately $7.6 million in revenues and incurred a pre-tax loss of approximately $2.3 million, or a $1.7 million net loss after the benefit for income taxes. The pre-tax loss at AEG includes (i) a $600,000 charge to research and development for in-process R&D, and (ii) a $854,000 write-up of acquired inventory to fair value for purchase accounting purposes which, upon sale part-merger depressed the margins earned on sales recorded this quarter. AEG’s loss also reflects a decrease in overall sales volume due in part to uncertainty in the marketplace related to the completion of the acquisition. Hologic continues to expect AEG will be accretive to earnings in fiscal 2007. AEG is a leading manufacturer of photoconductor materials, and is Hologic’s sole supplier of amorphous selenium photoconductor coatings employed in its Selenia full-field digital mammography detectors.

In addition to the recently acquired AEG operations, included in our financial results for the third quarter of fiscal 2006, are the following expenses that were not incurred in the third quarter of fiscal 2005:

•	a $629,000charge to operating expenses to amortize the intangible assets acquired from Fischer Imaging in the first quarter of fiscal 2006 over their useful life; and

•	a $1,034,000 charge for stock-based compensation expense under FASB Statement 123R.

In the current quarter, Hologic’s effective tax rate increased to 37% of pre-tax earnings. This rate is higher than the effective tax rate of 20% in the third quarter of fiscal 2005 and 19% for the full 2005 fiscal year due to the realization of the Company’s previously unbenefited deferred tax assets.

For the nine months ended June 24, 2006, revenues increased 47%, to $308,625,000 compared to revenues of $209,466,000 in the nine months ended June 25, 2005. For the nine months ended June 24, 2006, Hologic recognized net income of $28,897,000, or $0.61 per diluted share, compared with net income of $18,780,000, or $0.42 per diluted share, for the comparable nine-month period in fiscal 2005.

During the third quarter, Hologic recognized as revenue the sale of 154 Selenia full-field digital mammography systems. At June 24, 2006, the Company’s backlog for orders of Selenia was 342 systems, and total backlog for all products increased to over $165 million, the highest quarterly backlog in the Company’s history and a 8% increase over the backlog at March 25, 2006.

“I am pleased to report another strong quarter as we continued to focus on top line growth and the overall strength of our operations. Our results reflect the strong fundamentals of our business, including our competitive position in the marketplace, the momentum of our product offerings and our ability to execute”, said Jack Cumming, Chairman and CEO. “For the future, we expect to leverage our technological advantages, expand our product pipeline and take advantage of the opportunities for organic growth presented by our current business. We are looking forward to continued success in the final quarter of this fiscal year and into next year.”

Beginning in fiscal 2006, the Company combined its previously reported mammography and digital detector operating segments to better reflect how the Company views its operations and manages its business. In fiscal 2006, the primary function of the digital detector business is to support the Company’s mammography product line. The Company now has three reporting segments: Mammography, Osteoporosis Assessment and All Other. The recently acquired AEG operation is included in All Other. Segment information for 2005 has been restated to conform to the 2006 presentation.

Third quarter financial overview by segment:

•

Mammography revenues increased 75% to $85,837,000 for the third quarter of fiscal 2006 from $49,046,000 for the same period in fiscal 2005. This increase was primarily due to continued increasing sales of Selenia and to a lesser extent, an increase in sales of MultiCare breast biopsy tables. Operating income for this business segment in the third quarter of fiscal 2006 increased to

$19,536,000 compared to operating income of $5,038,000 in the third quarter of fiscal 2005. This increase in operating income in the current quarter was primarily due to the significant increase in revenues, reduced unit costs and the resulting higher gross margins on increasing product sales of Selenia. Mammography costs and expenses in 2006 included $710,000 of stock-based compensation under FASB Statement 123R.

•	Osteoporosis assessment revenues increased slightly to $19,548,000 for the third quarter of fiscal 2006 from $19,183,000 for the same period in fiscal 2005. This increase was primarily due to a slight increase in the number of bone densitometry systems sold. Operating income for this business segment in the third quarter of fiscal 2006 was $2,241,000 compared to operating income of $3,116,000 in the third quarter of fiscal 2005. Osteoporosis assessment costs and expenses in 2006 included $279,000 of stock-based compensation under FASB Statement 123R.

•	All other revenues, which includes the Company’s mini C-arm, extremity MRI, AEG, conventional general radiography service and digital general radiography systems businesses increased 146% to $14,300,000 for the third quarter of fiscal 2006 from $5,824,000 for the same period in fiscal 2005. The increase in revenues was primarily due to the $7,608,000 of revenues from the AEG businesses acquired on May 2, 2006, and to a much lesser extent from the initial sales of the new line of extremity MRI systems of $1,205,000. The operating loss for this business segment in the third quarter of fiscal 2006 was $3,195,000 compared to operating income of $1,297,000 in the third quarter of fiscal 2005. This decrease in operating income in the current quarter was primarily due to an operating loss of $1,943,000 from the AEG business due to acquisition related charges and to a lesser extent a slowdown in sales as described above. In addition, in the current quarter we incurred certain sales and marketing expenses for the extremity MRI product line launched in the current fiscal year, incurred higher product costs on a new mini C-arm product resulting in lower gross margins and had a decrease in revenue from the conventional general radiography service business. Costs and expenses for this business segment in 2006 include $45,000 of stock-based compensation under FASB Statement 123R.

Hologic’s management will host a conference call today at 10:00 a.m. (Eastern) to discuss third quarter fiscal 2006 operating results. Interested participants may listen to the call by dialing 800-289-0494 or 913-981-5520 for international callers and referencing code 9101452 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through July 28, 2006 at 888-203-1112 or 719-457-0820 for international callers, access code 9101452. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s core business units are focused on mammography and breast biopsy, osteoporosis assessment, and mini C-arm and extremity MRI imaging for orthopedic applications. For more information visit www.hologic.com.

Forward Looking Disclaimer

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the

Company’s backlog and any implication that the

Company’s backlog may be indicative of future sales; the Company’s expectations regarding future growth and its anticipation of continued success into next year; the anticipated contributions of the Company acquisition of AEG including the expectation that AEG will be accretive to earnings in fiscal 2007. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s net revenues for any future period.

Hologic has recently acquired AEG Elektrofotografie and R2 Technologies and has entered into an agreement to acquire Suros Surgical Systems. Risks and uncertainties relating to the acquisitions and the proposed acquisition that could cause actual results to materially differ from those contemplated by the forward-looking statements include, without limitation: the ability of Hologic to successfully integrate acquired businesses, which may result in the combined companies not operating as effectively and efficiently as expected; the ability and time it may take to achieve the expected synergies from its acquisitions; the risk that the Company may incur unexpected costs or unexpected liabilities in connection with an acquisition; the risk that the combined companies may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; risks associated with international operations, particularly in respect of the acquisition of AEG, which has headquarters in Germany and operates a manufacturing facility in China; risks relating to dilution in connection with the issuance of shares of the Company’s common stock in connection with the Company’s acquisitions; financing risks associated with the acquisitions, including risks relating to the Company’s obligation to meet financial covenants and payment obligations under bank or other financing obtained to fund these acquisitions.

Other risks and uncertainties that could adversely affect the Company’s business and prospects include without limitation: manufacturing risks that may limit the Company’s ability to increase commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the ability of the Company’s sales force to successfully service its product offerings; the Company’s ability to successfully manage current or future acquisitions, alliances or joint ventures; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital mammography products; expenses and uncertainties relating to litigation and governmental investigations, including the risk that the FTC may not approve the recently proposed settlement agreement with FTC’s relating to the FTC’s investigation of the Company’s acquisition of certain intellectual property assets from Fischer Imaging; risks relating to compliance with financial covenants under the Company’s leases; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products and products under development.

Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS

	June 24, 2006	September 24, 2005
CURRENT ASSETS:
Cash and cash equivalents	$110,140	$113,994
Accounts receivable, net	86,884	57,742
Inventories	85,744	44,520
Prepaid expenses and other current assets	10,206	12,119

Total current assets	292,974	228,375

Property and equipment, net	56,784	33,329
Intangible assets, net	34,316	5,162
Goodwill, net	8,689	6,285
Other assets, net	8,389	6,688

	$401,152	$279,839

LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 24, 2006	September 24 2005
CURRENT LIABILITIES:
Accounts payable	$31,622	$14,163
Accrued expenses	47,049	25,237
Short term loan	2,800	—
Deferred revenue	19,880	16,360

Total current liabilities	101,351	55,760

Note payable net of current portion	7,923	—
Deferred service obligations—long term	6,302	4,774
Other long term liabilities	3,131	1,471

Total long term liabilities	17,356	6,245

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value—
Authorized—90,000 shares
Issued—45,748 and 44,295 shares, respectively	457	443
Capital in excess of par value	208,057	172,642
Retained earnings	75,349	46,452
Cumulative translation adjustment	(954)	(1,239)
Treasury stock, 90 shares at cost	(464)	(464)

Total stockholders’ equity	282,445	217,834

	$401,152	$279,839

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 24, 2006	June 25, 2005	June 24, 2006	June 25, 2005
REVENUES	$119,685	$74,053	$308,625	$209,466

COSTS AND EXPENSES (1):
Cost of revenues	69,296	43,963	178,133	128,395
Research and development	7,561	5,100	24,518	14,292
Selling and marketing	13,141	8,748	35,356	25,294
General and administrative	11,107	67,911	27,839	20,263

	101,105	65,602	265,846	188,244

Income from operations	18,580	9,451	42,779	21,222

Interest income	1,181	640	3,454	1,362

Interest expense/other income (expense)	(544)	67	(536)	(4)

Income before provision for income taxes	19,217	10,158	45,697	22,580

Provision for income taxes	7,200	2,000	16,800	3,800

Net income	$12,017	$8,158	$28,897	$18,780

Net income per common and common equivalent share:
Basic	$0.26	$0.19	$0.64	$0.44

Diluted	$0.25	$0.18	$0.61	$0.42

Weighted average number of common shares outstanding:
Basic	45,576	43,678	45,039	42,409

Diluted	47,516	45,775	47,221	44,726

(1) Stock-based Compensation included in Costs and Expenses:
Cost of revenues	$128	$—	$311	$—
Research and development	114	—	307	—
Selling and marketing	83	—	231	—
General and administrative	709	—	1,590	—

	$1,034	$—	$2,439	$—

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands (including footnote), except per share data)

	Three months ended		Nine months ended
	June 24, 2006	June 25, 2005	June 24, 2006	June 25, 2005
Revenues	$119,685	$74,053	$308,625	$209,466
AEG revenues*	7,608	—	7,608	—

Revenues (as adjusted)	$112,077	$74,053	$301,017	$209,466

Net income	$12,017	$8,158	$28,897	$18,780
AEG net (loss)*	(1,737)	—	(1,737)	—
Net income (as adjusted)	$13,754	$8,158	$30,634	$18,780

Net income per share	$0.25	$0.18	$0.61	$0.42

Net (loss) per share attributable to AEG*	(0.04)	—	(0.04)	—

Net income per share (as adjusted)	$0.29	$0.18	$0.65	$0.42

*	From and after Hologic’s acquisition of AEG Elektrofotografie (“AEG”) on May 2, 2006. AEG’s revenues exclude $1,033 in intercompany sales which have been eliminated in consolidation. AEG’s net loss includes the benefit of the tax effected intercompany profit of $225 eliminated in consolidation.

Hologic’s revenues, net income and net income per share of its historical businesses set forth above as revenues (as adjusted) net income (as adjusted) and net income per share (as adjusted) are non-GAAP financial measures. These measures exclude the consolidated revenues and net income of AEG that is otherwise included in Hologic’s consolidated revenues and net income in accordance with GAAP following Hologic’s acquisition of AEG on May 2, 2006. The Company believes that these measures are useful to investors evaluating the internal growth of its businesses and are used by management for that purpose. When analyzing the Company’s operating performance, investors should not consider these non-GAAP measures as a substitute for revenues, net income or net income per share prepared in accordance with GAAP.